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                                                                Exhibit 10.21


                           NON-COMPETITION AGREEMENT

        This Agreement is made and entered into as of January 5, 1994, by and between RIBOGENE, INC., a California corporation, (the "PURCHASER"), and MICHAEL ASHKIN, an individual (the "SHAREHOLDER").

        WHEREAS, the Shareholder is the only shareholder of HYLINE LABORATORIES, INC., a New York corporation (the "SELLER"), who, along with the Purchaser and the Shareholder, is party to that certain Asset Purchase Agreement dated January 5, 1994 (the "PURCHASE AGREEMENT"), pursuant to which the Purchaser has purchased certain assets relating to the Seller's business; and

        WHEREAS, the Shareholder is willing to enter into this Agreement in further consideration of the obligations undertaken by the Purchaser in the Purchase Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements and obligations contained in this Agreement and in the Purchase Agreement, the parties agree as follows:

        1. Non-competition Covenant of the Shareholder. In consideration of the payments set forth in Section 3 below, the Shareholder shall not, during the period specified in Section 2 below, do any of the following without the prior written consent of the Purchaser, directly or indirectly (whether as a shareholder, partner, principal, agent, director, affiliate, consultant or otherwise):

                a. Carry on in any county in the United States of America or in any other country in the world (the "RESTRICTED TERRITORY") any business activity relating, directly or indirectly, to the development, marketing, licensing or use of any of the Hyline Products (as defined in the Purchase Agreement) or products intended for the same applications and utilizing the same method delivery system as any of the Hyline Products; or

                b. Solicit or influence or attempt to influence any person employed by the Purchaser, including any person who may have been employed by the Seller or the Shareholder prior to his or her employment with the Purchaser, to terminate or diminish his or her employment with the Purchaser or become an employee or consultant of the Shareholder, the Seller, any affiliate of the Shareholder or the Seller, or any competitor of the Purchaser.

        2. Duration. The covenants set forth in Section 1 shall be effective commencing as of the date hereof and shall continue until the fifth
(5th) anniversary of the date of this Agreement.

        3. Consideration. Purchaser shall pay to the Shareholder, as consideration for the foregoing covenant not to compete, $82,000.00 on the first (1st) anniversary of the date of this Agreement, $91,000.00 on the second
(2nd) anniversary of the date of this Agreement, $101,000.00 on the third (3rd) anniversary of the date of this Agreement and $112,000.00 on the fourth (4th) anniversary of the date of this Agreement, which payments shall be secured
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pursuant to a Security Agreement among the Purchaser, the Shareholder and the
Seller of even date herewith; provided that the Shareholder shall not be entitled to, and the Purchaser shall not pay, further payments under this Agreement from and after the date on which the Shareholder first fails to comply in any material respect with the terms of this Agreement. If the Purchaser shall fail to pay any amount due under this Section 3 within ten (10) days following receipt of notice of such non-payment, and if such non-payment shall violate the terms of this Agreement, all amounts payable from time to time under this Section 3 shall become immediately due and payable.

        4. Limitations on Non-Competition Covenant. Section 1 of this Agreement shall not be deemed to apply to any investments the Shareholder may make, directly or indirectly, in any publicly traded company so long as the Shareholder's aggregate holdings do not exceed five percent (5%) of the outstanding voting securities of such company.

        5. Confidentiality. The Shareholder agrees not to disclose, communicate, use to the detriment of the Purchaser (or its business) or for the benefit of any other person, or misuse in any way, any proprietary or confidential information of the Purchaser such as information relating to Seller's business, trade secrets, personnel, processes, techniques, know-how, customer lists, formulas and other information and technical data or the Seller's Intellectual Property Rights (as defined in the Purchase Agreement). Nothing in this Agreement shall restrict the Shareholder from using or disclosing any information in any litigation or other proceedings or investigation involving the assets sold to the Purchaser under the Purchase Agreement or involving the Seller.

        6. Severability. The parties intend that the covenants contained in this Agreement shall be construed as a series of separate covenants, one for each country, county, city and state (or comparable political subdivision) in the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law. In the event that the provisions of this Agreement should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws.

        7. Remedies. The parties hereto acknowledge and agree that the extent of damages to the Purchaser in the event of a breach of the covenants contained in this Agreement by the Shareholder would be difficult or impossible to ascertain and that there is and will be available to the Purchaser no adequate remedy at law in the event of any such breach. Consequently, the Shareholder hereby agrees that in the event of such breach, the Purchaser shall be entitled to enforce any or all of the covenants contained in this Agreement by injunctive or other equitable relief.


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        8.  Miscellaneous.  The provisions of Section 10(b), (c), (d), (e),
(f), (h), (i), (j) and (k) of the Purchase Agreement are incorporated herein by reference and made a part hereof (with all references to the "Agreement" therein being construed to be references to this Agreement).

        IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the date first written above.


PURCHASER:                              RIBOGENE, INC.
                                        a California corporation


                                        By:  /s/ CHARLES J. CASAMENTO
                                           ---------------------------------

                                        Title:  President
                                              ------------------------------



SHAREHOLDER:                            MICHAEL ASHKIN


                                        /s/ MICHAEL ASHKIN
                                        -----------------------------------





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